Exhibit 10.48

Restricted Stock Unit Grant Agreement

[Participant Name]

It is my pleasure to inform you that you are hereby granted an award of Restricted Stock Units subject to the terms and conditions of this Award and the terms of the Fifth Third Bancorp 2014 Incentive Compensation Plan (the “Plan”), approved by shareholders in 2014:

Date of Restricted Stock Unit Award Total Number of Restricted Units Granted	[Grant Date] [Number of shares granted]

These restricted stock units will be distributed to you when your service as a non-employee Director of Fifth Third Bancorp ends.

If you accept the terms of this restricted stock unit award, you will be deemed to have consented to all of the terms and conditions of this restricted stock unit award and of the Fifth Third Bancorp 2014 Incentive Compensation Plan. In the event of any conflict between the terms of this Notice and the Plan, the terms of the Plan shall control.

Any bonus, commission, compensation, or awards granted to you under the Fifth Third Bancorp 2014 Incentive Compensation Plan is subject to recovery, or “clawback” by the Company in such amount and with respect to such time period as the Committee shall determine to be required by Company policy, applicable law, rules, or regulations if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or as otherwise required by law. In addition, all executive compensation plans are automatically amended as necessary to comply with the requirements and/or limitations under any other laws, rules, regulations, or regulatory agreements up to and including a revocation of this award.

This Award will expire by its own terms unless accepted within 60 days.

For Fifth Third Bancorp:
[Grant Date]
Greg D. Carmichael	Date
President & Chief Executive Officer

[Acceptance Date]

[Participant Name]